Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of June 19, 2025, by and among, MJ Reg Disruptors, LLC, a Delaware limited liability company (“Buyer”), Mary Jones Holdings, Inc., a Delaware corporation, Mary Jones Beverage (Canada) Inc., a British Columbia corporation (each a “Company” and collectively the “Companies”), and Jones Soda Co., a Washington corporation, the sole stockholder of the Companies (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, the Companies are engaged in the business of developing, licensing and selling THC infused cannabis products under the “Mary Jones” brand name (the “Business”);

WHEREAS, the Stockholder owns all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.0001 per share of the Companies (the “Company Common Stock”); and

WHEREAS, Buyer is willing to buy from the Stockholder, and the Stockholder is willing to sell to Buyer, the Shares at Closing on the terms and conditions and in reliance on the representations and warranties and mutual covenants herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

Article 1.
DEFINITIONS

Section 1.1. Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise;

“Agreement” shall have the meaning set forth in the preamble hereto;

“Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

“Business” shall have the meaning set forth in the recitals hereto;

“Business Contracts” shall have the meaning set forth in Section 3.17. hereof;

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close;

“Buyer” shall have the meaning set forth in the preamble hereto;

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2. hereof;

“Change of Law Period” shall have the meaning set forth in Section 7.4. (a) hereof;

“Closing” shall have the meaning set forth in Section 2.4. hereof;

“Closing Date” shall have the meaning set forth in Section 2.4. hereof;

“Closing Date Lien Release Letters” shall have the meaning set forth in Section 6.5. hereof;

“Closing Transfer Taxes” shall have the meaning set forth in Section 8.1. hereof;

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder;

“Companies” and “Company” shall have the meaning set forth in the preamble hereto;

“Company Products” means each product formulated, developed, licensed, manufactured, sold, offered for sale, marketed, distributed, or by or on behalf of any Company with respect to the Business;

“Confidential Information” shall mean the Records and other proprietary knowledge, data and information, intellectual property, trade secrets and confidential operations of the Business, in each case, in whatever format, other than any records, lists or other information that the Person in possession of such information can demonstrate (a) was otherwise publicly available (other than as a result of disclosure by the Companies or a Stockholder Representative in breach of this Agreement), (b) becomes known to such Person from a source other than the Company or a Stockholder Representative which source, to the Companies’ or such Stockholder Representative’s knowledge, has no duty of confidentiality with respect to such information or (c) is independently developed by such Person other than the Companies or a Stockholder Representative without reliance on or access to any Confidential Information.

“Contracts” shall mean any agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other legally binding commitment, instrument or arrangement (whether written or oral, express or implied);

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

“Food Laws” shall have the meaning set forth in Section 3.23(a) hereof;

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“Fundamental Representations” means the representations and warranties set forth in Section 3.1. (Corporate Organization), Section 3.2. (Qualification to Do Business), Section 3.3. (Capitalization of the Company), Section 3.4. (Authorization and Validity of Agreement), Section 3.5. (No Conflict or Violation), Section 3.6. (Consents and Approvals), Section 3.12., Section 3.14. (Licenses and Permits) (Title to Assets), Section 3.15. (Compliance with Laws), Section 3.21. (Brokers), Section 3.23 (Products Compliance), Section 4.1. (Title to Interests), Section 4.2. (Authorization and Validity of Agreement), Section 4.3. (No Conflict or Violation), Section 5.1. (Organization) Section 5.2. (Authorization and Validity of Agreement), Section 5.3. (No Conflict or Violation), and Section 5.4. (Consents and Approvals).

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

“Hemp” means the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis;

“Indebtedness” means, as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) any Liability relating to any capitalized lease obligation, (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (d) all obligations under conditional sale or other title retention agreements relating to the property or assets of the Companies, (e) all indebtedness of third parties secured by a Lien on property owned or acquired by the Companies (f) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Companies, (g) all obligations for the deferred purchase price of assets, property or services owned by the Companies and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any;

“Indemnification Claim Certificate” shall have the meaning set forth in Section 12.4. (a) hereof;

“Indemnified Parties” shall have the meaning set forth in Section 12.3. hereof;

“Indemnifying Party” shall have the meaning set forth in Section 12.4. hereof;

“Intellectual Property” shall have the meaning set forth in Section 3.13. (a) hereof;

“Interim Balance Sheet” shall have the meaning set forth in Section 3.7. hereof;

“Interim Financial Statements” shall have the meaning set forth in Section 3.7. hereof;

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“Knowledge of the Company” shall mean the knowledge of a Company and the Stockholder after due inquiry;

“Law” means any statute, law, ordinance, rule or regulation of any Authority.

“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“License Agreement” shall mean that certain License Agreement between Jones Soda Co. (USA) Inc. and each Company in the form attached hereto as Exhibit B;

“Licenses and Permits” shall have the meaning set forth in Section 3.14. hereof;

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest) or transfer, or any other claim or charge similar in purpose or effect to any of the foregoing;

“Losses” shall have the meaning set forth on Section 12.2. hereof;

“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of the Companies or the Business taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: any adverse effect, action, condition, change or circumstance arising from (i) general changes in business or economic conditions (to the extent not having a disproportionate effect on the Companies or Business), (ii) change in national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. (to the extent not having a disproportionate effect on the Companies or Business), (iii) changes to the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (to the extent not having a disproportionate effect on the Companies or Business), (iv) changes in GAAP, (v) changes in any Laws (to the extent not having a disproportionate effect on the Companies or Business), or (vi) the public announcement of this Agreement;

“Note” shall have the meaning set forth in Section 2.2. hereof;

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“Organizational Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (d) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (e) any amendment or supplement to any of the foregoing;

“Outside Date” shall have the meaning set forth in Section 11.1. (e) hereof;

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Authority;

“Records” means all files and records of a Company primarily relating to the Business (whether such materials are evidenced in writing, electronically or otherwise), including the following: (a) all lists, records and other information pertaining to accounts, personnel and referral sources, (b) all lists, records and other information pertaining to clients and customers, (c) all books, ledgers, files, business records, legal files and legal records of every kind and (d) all advertising, marketing and promotional materials, studies, reports and all other printed or written materials;

“Securities Act” shall mean the Securities Act of 1933, as amended;

“Stockholder” shall have the meaning set forth in the preamble hereto;

“Stockholder Indemnified Parties” shall have the meaning set forth in Section 12.3. hereof;

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, branch or other form of business entity of which a Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization or other entity;

“Tax Authority” means any revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, or other authority, body or person whatsoever competent to impose any liability to Tax, whether of the United States, the United Kingdom or elsewhere;

“Tax Return” shall mean any report, return, computation, information return, filing, claim for refund, election, surrender, disclaimer, notices, consents or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Tax Authority in connection with Taxes;

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“Taxable Period” shall mean any period of assessment for any Tax purpose;

“Taxes” or “Tax” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, value-added taxes, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, social security, employment, unemployment, disability, workers’ compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, abandoned or unclaimed property (or other property subject to escheatment laws of any jurisdiction), estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not;

“Third-Party Claims” shall have the meaning set forth in Section 12.4. (d)(i) hereof;

“Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto, the Note, the License Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

Section 1.2. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “Dollars” and “$” shall mean United States Dollars.

Article 2.
PURCHASE AND SALE OF THE SHARES; INVENTORY

Section 2.1. Purchase and Sale of the Shares. Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, on the Closing Date and effective as of the Closing the Stockholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Stockholder, the Shares, free and clear of all Liens, and existing Inventory, free and clear of all Liens, in exchange for the Purchase Price (as defined below).

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Section 2.2. Purchase Price. The aggregate purchase price for the Shares shall be equal to USD $3,000,000 (the “Purchase Price”) and such Purchase Price shall be payable as follows:

(a) $1,000,000 to be paid at the Closing by wire transfer in immediately available funds to the account or accounts designated by the Stockholder in writing (the “Closing Payment”), plus

(b) $2,000,000 to be paid by execution and delivery by Buyer to the Stockholder of a secured promissory note, in the form attached hereto as Exhibit A, such promissory note and security agreement (the “Note”). Payment terms as set forth in the Note are as follows:

(i) $500,000 to be paid by Buyer to Stockholder by wire transfer in immediately available funds to the account or accounts designated by the Stockholder in writing on the one (1) year anniversary of the Closing Date, plus

(ii) $750,000 to be paid by Buyer to Stockholder by wire transfer in immediately available funds to the account or accounts designated by the Stockholder in writing on the two (2) year anniversary of the Closing Date, plus

(iii) $750,000 to be paid by Buyer to Stockholder by wire transfer in immediately available funds to the account or accounts designated by the Stockholder in writing on the three (3) year anniversary of the Closing Date.

Section 2.3. Instruments of Transfer. At the request of Buyer, the Stockholder shall deliver to Buyer, certificates, duly endorsed for transfer or accompanied by a duly executed blank stock power, in either case with medallion signature guarantees, and with evidence of payment of any applicable stamp or transfer taxes, representing all of the Shares. From time to time after the Closing Date, and without further consideration, the Stockholders will execute and deliver such other instruments of transfer and take such other actions as Buyer may reasonably request in order to facilitate the transfer to Buyer of the securities intended to be transferred hereunder.

Section 2.4. Inventory. Contemporaneously with the Closing Payment, Buyer, shall purchase all existing Inventory (as set forth in the attached Schedule 2.4), from Shareholders, except for any inventory which is stale, or for which the date of use has expired, or which is unuseable. The total aggregate cost of the Inventory so purchased shall be USD $60,601.30. The parties agree to execute such bills of sale, transfers and assignments with regards to the Inventory purchase as may be reasonably requested by any party.

Section 2.5. Closing Date. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Stockholder at 4786 1st Avenue South, Suite 103, Seattle, WA 98134 as promptly as practicable (and in any event within two (2) Business Days) after the date of the satisfaction or written waiver of the last of the conditions to Closing set forth in Article 9 and Article 10 (other than those conditions which, by their nature, are to be satisfied on or after the Closing Date), or at such other location and on such other date as may be mutually agreed to by the parties hereto. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

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Article 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE
STOCKHOLDER

The Companies and the Stockholder hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1. Corporate Organization. Mary Jones Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Mary Jones Beverage (Canada) Inc. is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia. Copies of the Organizational Documents of the Companies, with all amendments thereto to the date hereof, have been made available to Buyer or its representatives, and such copies are accurate and complete as of the date hereof. Schedule 3.1 sets forth a list of the Company’s Subsidiaries and any other Person in which the Company owns, or otherwise has the right to acquire, directly or indirectly, an equity interest or investment.

Section 3.2. Qualification to Do Business. Schedule 3.2 sets forth all jurisdictions in which the Companies are qualified to do business. The Companies are duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such qualification would not have a Material Adverse Effect.

Section 3.3. Capitalization of the Company. The authorized capital of each Company consists of ten (10) shares of such Company’s Common Stock. As of the Closing Date, the outstanding capital of each Company consists of ten (10) shares of common stock. All of such Company Common Stock are owned of record by the Stockholder, free and clear of any Liens imposed by either Company. All of the shares of Company Common Stock (including the Shares) are duly authorized, validly issued, fully paid and nonassessable, are held of record by the Stockholder, are fully paid and nonassessable and have been issued in full compliance with all applicable securities laws. There are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in either Company and Stockholder is not a party to any proxy, voting trust or other agreement with respect to the voting of the Shares.

Section 3.4. Authorization and Validity of Agreement. Each Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the performance of each Company’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action by such Company’s board of directors and the Stockholder, and no other corporate proceedings on the part of such Company is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each Company and, assuming due execution by each other party hereto, constitutes its valid and binding obligations, enforceable against each Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

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Section 3.5. No Conflict or Violation. The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents does not and will not (a) violate or conflict with any provision of the Organizational Documents of each Company, (b) violate any provision of law, or any order, judgment or decree of any court or other Authority, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which the Company is a party or by which the Company is bound or to which any of its properties or assets are subject, (d) result in the creation or imposition of any Lien upon any of each Company’s assets or (e) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

Section 3.6. Consents and Approvals. Schedule 3.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any Authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such Authority, that is required in connection with the execution and delivery of this Agreement and the other Transaction Documents to which each Company is a party, or the performance by each Company of its obligations hereunder or thereunder.

Section 3.7. Financial Statements. True and complete copies of the unaudited balance sheet of each Company as of December 31, 2024 (the “Annual Financial Statements”), and the related financial statements consisting of the balance sheet of the Business as of March 31, 2025 and the related statements of income for the three (3)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer by each Company. The Annual Financial Statements were prepared in accordance with the books of account and other financial records of each Company. The books of account and other financial records of each Company (i) are accurate and complete in all material respects and have been maintained on a basis consistent with prior years; and (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and material dispositions of the respective assets and properties of each Company. Each Company has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of each Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8. Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 3.8(a) since March 31, 2025, there has not been:

(i) a Material Adverse Effect;

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(ii) any material loss, damage, destruction or other casualty to the assets of a Company (whether or not insurance awards have been received or guaranteed); or

(iii) any change in any method of accounting or accounting practice of a Company.

(b) Since March 31, 2025, each Company has operated the Business in the ordinary course of business consistent with past practice and, except as set forth in Schedule 3.8(b) hereto, have not:

(i) incurred any material obligation or material Liability relating to the operations of the Business or each Company’s assets;

(ii) mortgaged, pledged or subjected to any Lien any of either Company’s assets;

(iii) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

(iv) transferred, abandoned, licensed or disposed of any of the material Intellectual Property;

(v) defaulted on any material obligation relating to the operations of the Business;

(vi) failed to timely pay and otherwise satisfy all material obligations of each Company;

(vii) granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice not exceeding 5%, or entered into any employment or severance agreement or arrangement with any of them; or

(viii) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.9. Tax Matters.

(a) All U.S. federal and material state, local and foreign Tax Returns required to be filed prior to the Closing Date by or on behalf of each Company relating to the Business have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of each Company have been fully and timely paid.

(b) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns related to each Company or the Business have been fully paid, and there are no audits or examinations by any Authority in progress, nor has a Company received any notice from any Authority that it intends to conduct such an audit or examination related to Company or the Business.

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(c) Each Company (in relation to the Business) has complied in all respects with all applicable laws relating to the payment, withholding and charging of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable law.

(d) There are no Liens for Taxes related to each Company other than with respect to Taxes not yet due and payable.

Section 3.10. Absence of Liabilities. Except as set forth on Schedule 3.10, no Company has any Indebtedness or Liability which is not shown or provided for on the Balance Sheet, other than Liabilities that have been incurred or accrued in the ordinary course of business consistent with past practice and which are not material in the aggregate.

Section 3.11. Bank Accounts. Schedule 3.11 accurately sets forth, with respect to each account maintained by or for the benefit of each Company at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account; and

(c) a description of such account and the purpose for which such account is used.

Section 3.12. Title to Assets. Each Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Interim Balance Sheet; (ii) all assets acquired by each Company since the date of the Interim Balance Sheet; and (iii) all other assets reflected in each Company’s books and records as being owned by each Company. All of said assets are owned by each Company free and clear of any Liens. Schedule 3.12 identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to each Company. Each asset identified in Schedule 3.12 (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in compliance, with all applicable legal requirements; and (iii) is adequate in all respects for the uses to which it is being put.

Section 3.13. Intellectual Property.

(a) “Intellectual Property” shall mean all of the following that are owned or licensed by a Company and used in the operations of the Business: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet websites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

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(b) Each Company owns all right, title and interest in, or has a license to use, or will have a license to use pursuant to the License Agreement once delivered pursuant to Section 10.9(d), the Intellectual Property. Schedule 3.13(b) sets forth a complete list of all applications, patents and registrations for Intellectual Property in a Company’s name in all jurisdictions.

(c) Schedule 3.13(c) sets forth a list of each agreement, contract or license under which each Company or Stockholder is or has been obligated to pay fees or royalties to any Person in connection with the use of any Intellectual Property in connection with the Business, other than off-the-shelf, shrink wrap or similar software.

(d) To the Knowledge of each Company, (i) other than off-the-shelf, shrink wrap and similar software, none of the Intellectual Property has been used, divulged, disclosed or appropriated to the material detriment of each Company for the benefit of any Person other than a Company; and (ii) no employee, independent contractor, consultant or agent of a Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of a Company.

Section 3.14. Licenses and Permits. Schedule 3.14 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to a Company, and, with respect to the Business, to the Stockholder, shareholders, officers and employees of a Company, by any Authority or any rules or regulations promulgated thereunder with respect to the Business and all pending applications therefor (the “Licenses and Permits”). Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of a Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted, and, to the Knowledge of a Company, none of the operations of each Company is being conducted in a manner that violates any material term or material condition under which any Licenses and Permits was granted. Except as set forth on Schedule 3.14, there are no past, pending or, to the Knowledge of each Company, threatened disciplinary or other hearings, investigations or sanctions against a Company or any Company representative with respect to any Licenses and Permits.

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Section 3.15. Compliance with Law. Except as modified by Section 3.23 hereof, each Company and the Stockholder has conducted the operations of the Business in accordance with all applicable laws, regulations, orders and other requirements of all courts and other Authorities having jurisdiction over a Company, any Stockholder and its assets, properties and operations, with the exception of the Controlled Substances Act, 21 U.S.C. § 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana. Except as set forth on Schedule 3.15, neither Company nor any Stockholder has received notice of any violation of any such law, regulation, order or other legal requirement, and neither Company nor any Stockholder is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or other Authority applicable to the Business or any of its assets, properties or operations. To the Knowledge of each Company, there are no proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or the other Transaction Documents or all or a material part of the Business. Schedule 3.15 sets forth a true and correct list of any known past violations, and notices thereof, of any laws, regulations, orders or other requirements of any court or other Authority having jurisdiction over each Company, Stockholder or its assets, properties and operations, received by a Company or the Stockholder directly relating to the Business.

Section 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of a Company, threatened, before any federal, state or local court or other Authority, or before any arbitrator of any nature, brought by or against a Company or any Stockholder or any of their respective officers, directors, employees, agents or Affiliates directly involving, affecting or relating to the Business, a Company or the transactions contemplated by this Agreement or the other Transaction Documents, nor is any basis known to a Company or any of its directors or officers for any such action, suit, proceeding or investigation, except where such claims, actions, proceedings, disputes or investigations would not reasonably be expected to have a Material Adverse Effect. Neither the Business nor a Company is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or Authority or arbitrator, domestic or foreign, that affects or might affect the Business, or that would or might reasonably be expected to interfere with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.17. Business Contracts.

(a) Schedule 3.17(a) sets forth a complete and correct list and, if such Contract is not in writing, a description of any material terms thereof, of the following Contracts to which each Company is a party and that relates to Company, the Business, or by which any of the Companies’ assets are subject or bound (the “Business Contracts”):

(i) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;

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(ii) any employment, severance, consulting, change of control or similar agreement to which any employee, consultant, agent or independent contractor of a Company or any Stockholder is a party or is otherwise bound or entitled to the benefits thereunder;

(iii) any Contract for the sale or purchase of any material assets, material property or material rights, in each case relating to a Company, any Stockholder or the Business, with respect to which a Company or such Stockholder made or received payments in excess of $50,000 in the aggregate during the twelve (12) month period ending as of the date hereof;

(iv) any document granting any power of attorney with respect to the affairs of a Company or any Stockholder as it relates to a Company or the Business;

(v) any Contract expressly limiting or restraining a Company or any Stockholder with respect to the Business from engaging or competing in any lines of business or with any Person;

(vi) any software, maintenance, licensing, escrow, supply, manufacturing or similar agreement relating to a Company or the Business with respect to which a Company or Stockholder made or received payments in excess of $50,000 during the twelve (12) month period ending as of the date hereof;

(vii) any partnership or joint venture agreement relating to a Company, Stockholder or the Business;

(viii) any Contract with any Person pursuant to which a Company or Stockholder is a party with respect to which a Company or such Stockholder made or received payments in excess of $50,000 during the twelve (12) month period ending as of the date hereof;

(ix) any Contract with any Person relating to the Business pursuant to which a Company or any Stockholder has agreed to pay such Person any royalty fees or similar payments or compensation, whether or not contingent;

(x) any material maintenance, license or other Contract pertaining to the Intellectual Property;

(xi) any Contract with any Person pursuant to which a Company or any Stockholder has acquired or agreed to acquire any Person (whether by merger, stock purchase, consolidation or otherwise) or all or substantially all of the assets of such Person or any business line or division of such Person; and

(xii) without duplication of the foregoing, any other Contract which is material to the Business.

(b) Each Business Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. Each Company and the Stockholder, as the case may be, have performed, in all material respects, all obligations required to be performed by it to date thereunder, and neither Company nor any Stockholder, as the case may be, is in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Business Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of a Company, no other party to any Business Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Each Company has delivered to Buyer or its representatives true and complete originals or copies of all the Business Contracts.

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(c) Schedule 3.17(c) sets forth a complete and correct list of all vendors of a Company and its Affiliates and any Business Contracts such vendor is party to, including without limitation any representation agreements, and marketing agreements.

(d) Except as set forth on Schedule 3.17(d) since March 31, 2025, no material vendors of a Company or its Affiliates have (i) terminated their Contracts with a Company or its Affiliates or otherwise materially altered the terms of their relationship with a Company and its Affiliates or (ii) provided notice to a Company or its Affiliates of its intention to, or to the Knowledge of a Company, threatened to, terminate such Contracts or otherwise materially alter the terms of such relationship.

Section 3.18. Insurance.

(a) Schedule 3.18(a) accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the indirect benefit of, a Company: (i) the name of the insurance carrier and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy; (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Each Company has delivered to Buyer accurate and complete copies of all of the insurance policies identified in Schedule 3.18(a) (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

(b) Each of the policies identified in Schedule 3.18(a) is valid, enforceable and in full force and effect. The nature, scope and dollar amounts of the insurance coverage provided by said policies comply with all insurance coverage requirements of a Company’s Contracts.

(c) There is no pending claim under or based upon any of the policies identified in Schedule 3.18(a) and to the Knowledge of a Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

Section 3.19. Accuracy of Information. None of a Company’s representations, warranties or statements contained in the Transaction Documents, or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All information relating to the Business that is known or would on reasonable inquiry be known to a Company or the Stockholder and that may be material to a purchaser for value of the Shares has been disclosed in writing to Buyer, and any such information arising on or before the Closing Date will forthwith be disclosed in writing to Buyer.

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Section 3.20. Indebtedness. Schedule 3.20 sets forth (in reasonable detail, including amounts) the Indebtedness of a Company as of the date hereof. Immediately prior to and as of the Closing, each Company will not have any outstanding Indebtedness or be responsible for or a guarantor of any Indebtedness of any other Person.

Section 3.21. Brokers. Neither Company nor any Stockholder is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein or pursuant to any other Transaction Document that will be the obligation of Buyer, and neither Company nor any Stockholder is a party to any agreement which would reasonably be expected to give rise to a valid claim against Buyer for any such fee, commission or similar payment. Each Company and the Stockholder agree to hold Buyer harmless and indemnify Buyer against all costs, expenses, attorney’s fees, or other liability for commissions or other compensation or charges claimed by any broker, finder or agent, claiming the same by, through or under the Stockholder and such indemnity shall survive the expiration or earlier termination of this Agreement.

Section 3.22. Non-Reporting Company Information Requirement. Each Company has provided the following information to each of Buyer and the Stockholder: (a) the name and address of a Company and the nature of its business; (b) the title and class of the securities and the total number of shares outstanding of each Company, it being understood for purposes of Closing, the representation in Section 3.3. will suffice; (c) the identity of each Company’s officers and directors; and (d) each Company’s most recent balance sheet and profit and loss statement and “similar financial statements” for the two preceding fiscal years (each of which must be prepared in accordance with generally accepted accounting principles), it being understood that the Interim Financial Statements and Audited Financial Statements provided under Section 3.7. shall suffice.

Section 3.23. Products Compliance. Except as set forth on Schedule 3.23:

(a) Each Company and each Company Product is and has been in compliance with all applicable Laws administered by the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Agriculture (“USDA”), the Federal Trade Commission (“FTC”), and any similar governmental entity, including, but not limited to the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, state consumer protection Laws, and any regulations promulgated pursuant to any such Laws, as well as any other Laws governing the development, testing, manufacturing, labeling, marketing, distribution, advertising, or promotion of the Company Products (collectively, “Food Laws”). Each Company Product: (i) is and has been fit for human consumption; (ii) is not and has not been adulterated or misbranded within the meaning of any Food Laws; and (iii) does not and has not contained any hazardous or banned substance within the meaning of Food Laws; provided, however, that the foregoing representations and warranties in this Section 3.23(a) shall not apply to any claim by any Authority that any Company Product (x) is adulterated or is a food that is prohibited from being introduced into U.S. commerce solely by virtue of the addition of cannabis to such product; or (y) is in violation of the Controlled Substances Act, 21 U.S.C. § 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal Law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

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(b) No Company Product, and no ingredient or component used in the manufacture or formulation of any Company Product currently is, or within the past five (5) years has been, (i) subject to any product withdrawal, safety alert, correction, suspension, removal, notification to FDA’s Reportable Food Registry, or recall, whether voluntary, conducted at the direction of a third party, mandated by any Authority, or issued pursuant to any Food Laws (each, a “Recall”); or (ii) the subject of any replacement, field fix, retrofit, or modification (a “Field Modification”), and to the Knowledge of the Company, there are no patent or latent defects or hazard in the manufacture or formulation of any Company Product (or ingredient thereof). All Company Products are presently in compliance, and for the past five (5) years have been in compliance, with all applicable formulations, standards, product specifications, applicable contractual commitments, and warranties, whether express or implied.

(c) No Company, and to the Knowledge of the Company, no Company supplier or contract manufacturer, is presently subject or has within the past five (5) years been subject to any inspection, inspectional observation (including FDA Form 483), warning letter, untitled letter, notice of violation, notice of suspension, notice of intended enforcement, seizure, injunction, regulatory enforcement action, criminal action, consent decree, request for information, or any other notice, response, or commitment by FDA, USDA, the FTC, or any comparable governmental entity under any Food Law, and nor, to the Knowledge of the Company, are any such actions threatened against any Company or any Company supplier or contract manufacturer with respect to any Company Product.

(d) The labels and labeling for each Company Product are and have been in compliance with Food Laws, and no Company Product has been advertised, marketed, labeled, branded, or sold in a manner that (i) is false or misleading in any respect, (ii) makes any claim, whether directly or implicitly, that the product provides any health benefit, treats or prevents (or is intended to treat or prevent) any disease or disorder, or affects (or is intended to affect) the structure or functions of the human body, or (iii) intentionally appeals to, or that could reasonably be construed as intentionally appealing to, persons under the age of twenty-one years..

(e) All manufacturing operations conducted by or on behalf of any Company with respect to any Company Product are and have been conducted in compliance with all applicable current good manufacturing practices, hazard analysis critical control point (HACCP) regulations, principles, best practices, and standards for food products (including third party industry certification standards).

(f) No Company has received any claim by any person alleging any liability arising under any Food Law or out of any death, illness, or injury to any person, any damage to property, or other economic loss as a result of the purchase, possession, or use of any Company Product; and to the Knowledge of the Company, there is no basis for any such present or future action.

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Article 4.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Buyer as follows:

Section 4.1. Title to Interests. The Stockholder owns the Shares (which in the aggregate represent all of the issued and outstanding shares of each Company Common Stock) free and clear of any Liens (other than restrictions imposed by applicable securities laws), and has the authority to dispose of such Shares pursuant to this Agreement.

Section 4.2. Authorization and Validity of Agreement. The Stockholder has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to carry out its respective obligations hereunder and thereunder. This Agreement has been duly executed by the Stockholder and, assuming due execution by Buyer and each Company, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 4.3. No Conflict or Violation. The execution, delivery and performance by such Person of this Agreement and the other Transaction Documents does not and will not (a) violate any provision of law, or any order, judgment or decree of any court or other Authority, or (b) subject to obtaining the consents and approvals set forth on Schedule 3.6, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which such Person is a party or by which such Person is bound or to which any of such Person’s properties or assets are subject.

Section 4.4. No Bad Actor. Neither the Stockholder, nor any person that has been or will be paid (directly or indirectly) remuneration or a commission for their participation in the sale of the Shares is subject to any event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D of the Securities Act or is subject to statutory disqualification described under section 3(a)(39) of the Exchange Act.

Section 4.5. Securities Law Compliance. Assuming the accuracy of the representations and warranties of Buyer set forth in Article 5 of this Agreement, the offer, sale and delivery of the Shares will constitute an exempted transaction under Section 4(a)(7) of the Securities Act, and registration of the Shares under the Securities Act is not required.

Section 4.6. Non-Reporting Company Information Requirement. The Stockholder has received the information required to be provided by each Company to the Stockholder pursuant to Section 3.22. of this Agreement.

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Article 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Companies and the Stockholder as follows:

Section 5.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its respective properties and assets and to conduct its respective businesses as now conducted. Copies of the Organizational Documents of Buyer, with all amendments thereto to the date hereof, have been furnished to Companies and the Stockholder, and such copies are accurate and complete as of the date hereof.

Section 5.2. Authorization and Validity of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is a party and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and, assuming due execution by the Stockholder and the Companies, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 5.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents does not and will not (a) violate or conflict with any provision of the Organizational Documents of Buyer, (b) violate any provision of law, or any order, judgment or decree of any court or other Authority, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties or assets are subject.

Section 5.4. Consents and Approvals. Except as may be required to transfer any Licenses and Permits, no consent, waiver, authorization or approval of, nor any report or filing with, any Authority or of any other Person is required with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the performance by Buyer of its obligations hereunder or thereunder, except where the failure to obtain any such consent, waiver, authorization or approval would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on or otherwise impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.5. Litigation. There are no claims, actions, suits, proceedings, pending or, to the knowledge of Buyer, threatened against Buyer before any federal, state or local court or other Authority, or before any arbitrator of any nature, that questions the validity of this Agreement, any action taken or to be taken by Buyer in connection herewith or otherwise involving, affecting or relating to the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.6. Restricted Securities. Buyer has been advised that the Shares have not been registered under the Securities Act or any other applicable securities laws and that the Shares are being offered and sold under the exemption afforded under Section 4(a)(7) of the Securities Act, and that the Stockholder’s reliance upon the Section 4(a)(7) exemption is predicated in part on Buyer’s representations as contained herein.

(a) Buyer is an “accredited investor” as defined under Rule 501 under the Securities Act.

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(b) Buyer acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state and are being offered, and will be sold, pursuant to applicable exemptions from such registration for nonpublic offerings and will be sold as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. The Shares may not be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Companies’ counsel, an applicable exemption from registration is available.

(c) Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

(d) Buyer understands and acknowledges that the Shares will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

(e) Buyer acknowledges that an investment in the Shares is not liquid and is transferable only under limited conditions. Buyer acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of the Shares.

Section 5.7. Buyer Sophistication and Ability to Bear Risk of Loss. Buyer acknowledges that it is able to protect its interests in connection with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in Buyer’s financial condition. Buyer otherwise has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

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Section 5.8. Purchases by Groups. Buyer represents, warrants, and covenants that it is not acquiring the Shares as part of a group within the meaning of Section 13(d)(3) of the Exchange Act.

Section 5.9. Brokers. Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein or pursuant to any other Transaction Document that will be the obligation of each Company nor any Stockholder, and Buyer is not a party to any agreement which would reasonably be expected to give rise to a valid claim against each Company or any Stockholder for any such fee, commission or similar payment. Buyer agrees to hold each Company and the Stockholder harmless and indemnify each Company and the Stockholder against all costs, expenses, attorney’s fees, or other liability for commissions or other compensation or charges claimed by any broker, finder or agent, claiming the same by, through or under Buyer and such indemnity shall survive the expiration or earlier termination of this Agreement.

Section 5.10. Non-Reporting Company Information Requirement. Buyer has received the information required to be provided by the Companies to Buyer pursuant to Section 3.22. of this Agreement.

Section 5.11. Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by Buyer to each Company or the Stockholder in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Article 6.
COVENANTS OF THE COMPANIES AND THE STOCKHOLDER

Section 6.1. Conduct of Business Before the Closing Date.

(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article 11, each Company and the Stockholder shall conduct the Business in the ordinary course in substantially the same manner in which it has been conducted prior to the date hereof, including by complying substantially with presently scheduled plans for the Business, use reasonable efforts to maintaining relationships with clients, customers, vendors and others involved in the Business, maintaining customary accounting practices and using their reasonable efforts to diligently pursue any collection claims and timely collect receivables and any other amounts due to each Company.

(b) Without limiting the generality of Section 6.1. (a), without the prior written consent of Buyer, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article 11, each Company and the Stockholder shall not:

(i) amend the Organizational Documents of a Company;

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(ii) make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business;

(iii) make any sale, assignment, transfer, abandonment or other conveyance of the assets of a Company or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto;

(iv) cause a Company to acquire any assets or properties, or enter into any other transaction, other than in the ordinary course of business;

(v) issue any equity securities, options, warrants, rights or convertible securities of a Company;

(vi) cause a Company to make or commit to make any capital expenditure in excess of $50,000;

(vii) subject any of a Company’s assets, or any part thereof, to any Lien, or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect or interfere materially with the use, operation, enjoyment or marketability of any Company’s assets;

(viii) cause the Company to pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their respective Affiliates;

(ix) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to a Company or any material claims held by a Company;

(x) (A) acquire or dispose of or exclusively license any assets which are material, individually or in the aggregate, to the Business or (B) cause a Company to (I) enter into any new line of business or (II) incur any Indebtedness or guarantee the obligations or other Liabilities of any other Person;

(xi) (1) enter into any Contract which, if entered into prior to the date hereof, would have been a Business Contract hereunder and imposes any material obligations on a Company or (2) amend in any material respect or terminate any Business Contract; provided, however, that the foregoing shall not apply to any Contract (A) entered into in the ordinary course of business to the extent such Contract would not obligate Buyer to any material Liability and/or (B) that is not a material Contract or amendment thereof and is entered into with any customer of the Business in the ordinary course of business;

(xii) disclose any material trade secrets of a Company or the Business;

(xiii) notwithstanding clause (viii), modify or amend in any material respect or terminate any Business Contract with respect to any client or vendor set forth on Schedule 3.20(c);

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(xiv) enter into or amend any Contract with any Affiliate of a Company relating to the Business;

(xv) fail to file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed or fail to pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against a Company in respect of the Business, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(xvi) cause a Company to fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

(xvii) cause a Company to make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

(xviii) increase, terminate, amend, or otherwise modify any plan for the benefit of a Company’s employees;

(xix) cause a Company to pay any dividends or distributions, redeeming any securities, or otherwise causing assets of a Company to be distributed to any of its stockholders;.

(xx) cause a Company to fail to file, when due or required, any filings or other documents required to be filed with Authorities in order to maintain the ownership by a Company of the Intellectual Property;

(xxi) fail to pay, discharge or satisfy any material Liability of the Business;

(xxii) waive any right of a Company to receive any direct or indirect payment or other benefit under any material Liability owing to it;

(xxiii) cause a Company to settle, release or forgive any claim or litigation or waive any right;

(xxiv) take any other action that would cause any of the representations and warranties made by them in the Transaction Documents not to remain true and correct; or

(xxv) commit to do any of the foregoing.

Section 6.2. Consents and Approvals. The Stockholder and each Company shall, at its expense, use commercially reasonable efforts to obtain, prior to the Closing, all necessary consents, waivers, authorizations and approvals of all Authorities, and of all other Persons, required to be obtained by a Company to effect the transactions contemplated by this Agreement and the other Transaction Documents.

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Section 6.3. Access to Properties and Records. The Stockholder and each Company shall afford to Buyer, and to the accountants, counsel, employees, financing sources and representatives of Buyer, reasonable access during normal business hours throughout the period from and after the date hereof and prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 11) to all personnel, properties, books, Contracts, commitments, customers and files and records (including, but not limited to, Tax Returns) pertaining to a Company or the Business, and, during such period, each Company shall furnish promptly to Buyer all other information concerning the Company, and the Business as Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 6.3. shall qualify any representation or warranty of a Company contained in this Agreement or in any Transaction Document and no such investigation or receipt of information shall in any way negate, diminish or modify the conditions to the obligations of Buyer or the right of Buyer Indemnified Parties to indemnification, in each case on the terms set forth in this Agreement. Notwithstanding the foregoing, from and after the date hereof until the Closing Date, Buyer shall contact and communicate with the clients and vendors of a Company only with the prior written consent of such Company, which consent may be conditioned upon a representative of such Company being present at any such meeting or conference; provided, however, that nothing contained in the foregoing shall prevent Buyer from contacting or communicating with any clients that Buyer has an existing relationship with as of the date hereof, provided that such contact does not relate to the transactions contemplated by this Agreement.

Section 6.4. Covenant Not To Compete.

(a) The Stockholder covenants and agrees that, during the period from the Closing Date until the five (5) year anniversary of the Closing Date, except with the prior written consent of Buyer, it shall not, and shall not permit any of its Subsidiaries, to operate globally in the sale, marketing, or distribution of any products containing cannabis-derived THC above 0.3% by dry weight. For the purposes of this provision, the parties agree that activities involving any products containing Hemp shall not trigger this section, nor shall licensing arrangements related to use of product-based intellectual property such as vape-filling or beverage-based IP containing Hemp.

(b) The Stockholder covenants and agrees that, during the period from the Closing Date until the five (5) year anniversary of the Closing Date, except with the prior written consent of Buyer, it shall not, and shall not permit any of its Subsidiaries, to conditionally acquire, any other Person with operations globally unless the operations of such Person are in material compliance with applicable Laws, as determined by the Stockholder, acting reasonably (including, for greater certainty, the Controlled Substances Act, 21 U.S.C. § 801 et seq., as it applies to marijuana).

(c) The Stockholder covenants and agrees that, during the period from the Closing Date until five (5) year anniversary of the Closing Date, except with the prior written consent of the Buyer not to be unreasonably withheld or delayed, it shall not, and shall not permit any of its Subsidiaries, to directly or indirectly acquire any other Person with operations globally unless the operations of such Person are in material compliance with applicable Laws, as determined by Stockholder, acting reasonably (including, for greater certainty, the Controlled Substances Act, 21 U.S.C. § 801 et seq., as it applies to marijuana).

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(d) For the avoidance of doubt, Stockholder acknowledges and agrees that the operations of the Business are world-wide.

(e) In the event that the Stockholder has breached any material term of Section 6.4. (a)-(c), and the Stockholder fails to cure such breach within 30 days after written notice from Buyer, the Stockholder shall remedy such breach to the satisfaction of Buyer, acting reasonably.

(f) Each Seller Party acknowledges that a breach or threatened breach of this Section 6.4 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g) Stockholder acknowledges that the restrictions contained in this Section 6.4. are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.4. should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.5. Closing Date Lien Release Letters. Without limiting anything contained herein, at or prior to the Closing, each Company shall cause any and all Liens on the assets of each Company to be completely and fully discharged and, on or prior to the Closing Date, each Company shall deliver to Buyer a letter (each, a “Closing Date Lien Release Letter” and, collectively, the “Closing Date Lien Release Letters”) from each Person holding any such Lien to the effect that such Lien has been completely and fully discharged and, if not filed on or prior to the Closing Date, each such Closing Date Lien Release Letter shall authorize a Company or Buyer (or any representative thereof) to file a termination statement in respect of such Lien in accordance with the terms of applicable law.

Section 6.6. Vendor Terminations. From and after the date hereof and until the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Article 13 hereof, the Stockholder and/or a Company shall promptly provide notice to Buyer of any notices received or, to the Knowledge of a Company, threatened from (a) any client or vendor set forth on Schedule 3.20(c), (b) any act, circumstance, event or action the existence, occurrence or taking of which (I) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (II) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Stockholder hereunder not being true and correct or (III) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions in Article 9 or Article 10 to be satisfied, (c) notices of any consents necessary in connection with the transaction, (d) any notice or other communication from any Governmental Authority in connection with any Transaction Document or (e) any employee, agent, contractor, consultant or other representative of a Company, in each case of its intention to terminate any Business Contracts such Person is party to (“Vendor Terminations”).

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Section 6.7. Confidentiality. Following the Closing (and continuing indefinitely thereafter), the Stockholder shall, and shall cause its Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors or other representatives (each, a “Stockholder Representative”) to, maintain in confidence any Confidential Information, and such Confidential Information shall not be disclosed or used by any Stockholder Representative without Buyer’s prior written consent, other than disclosures (a) in connection with the enforcement of rights and remedies hereunder or under any other Transaction Document or (b) pursuant to any judicial order or applicable law. If any Stockholder Representative becomes legally compelled to disclose any such information or documents as referred to in this Section 6.7. , such Stockholder Representative shall provide Buyer, to the extent legally permissible, with prompt written notice before such disclosure to enable Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.7. or both.

Section 6.8. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date, the termination of this Agreement pursuant to Article 11 and December 31, 2025: (a) the Stockholder and each Company shall not, and shall not permit its representatives to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Buyer and its directors, officers, employees, consultants, advisors, accountants, counsel, financing sources and representatives and agents) concerning any sale of the Shares or the assets of a Company; (b) the Stockholder and a Company shall, and shall cause their respective representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any such sale; and (c) the Stockholder and a Company shall promptly, and in any event within two (2) calendar days, communicate to Buyer the fact that an inquiry or communication concerning any such transaction which the Stockholder, a Company or any other Person acting on behalf of the Stockholder or a Company may receive or of which the Stockholder or a Company may become aware, including (to the extent known) the identity of the Person making such proposal, offer, inquiry or contact and the material terms and conditions thereof.

Section 6.9. Further Assurances. From time to time after the Closing Date, at Buyer’s reasonable request and expense, the Stockholder and each Company shall, and shall cause their respective representatives to, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Shares and (b) convey, transfer to and vest in Buyer and to put Buyer in possession and operating control of all or any part of a Company, including cooperating and assisting Buyer in any collection or enforcement activities, arbitration proceedings or any other actions relating to the Shares or the assets of a Company. Neither a Company nor the Stockholder shall settle any claims relating to the any of a Company’s assets or Business without the prior written consent of Buyer.

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Section 6.10. Transition Services.

(a) For the period after the Closing Date until Buyer otherwise notifies Stockholder in writing, such period not to exceed one (1) year after the Closing Date (the “Transition Period”), Stockholder shall provide to Buyer any administrative services reasonably requested by Buyer in order to continue the Business (the “Transition Services”); provided, however, that the Transition Services shall not include (i) any services not provided by Stockholder to the Business in the ordinary course as of the Closing, or (ii) any legal, environmental, medical emergency response, OSHA compliance or import-export services. During the Transition Period, Buyer shall use its commercially reasonable efforts to cease the Transition Services by eliminating the need for, providing to itself, or otherwise obtaining, such services.

(b) Buyer shall reimburse Stockholder for all of Stockholder’s out-of-pocket expenses (including, without limitation, materials costs consumed in providing such services), all to the extent reasonably incurred and necessary to provide the Transition Services. Any reimbursements required to be made by Buyer to Stockholder for Transition Services shall be made to Stockholder within thirty (30) days after Buyer’s receipt of Stockholder’s invoices therefor, which invoices shall include supporting documentation providing, in reasonable detail, a description of all amounts subject to reimbursement.

(c) In the event of any dispute between the parties regarding the scope, reasonableness, or cost of any Transition Services or the related reimbursement under this Section 6.10 (a “Dispute”), the parties shall first attempt in good faith to promptly resolve such Dispute. If the dispute is not resolved within ten (10) Business Days after initiation of such discussions, then the parties agree to submit the Dispute to non-binding mediation administered by a mutually agreed upon mediator or, failing such agreement within five (5) Business Days, by a mediator appointed by the American Arbitration Association pursuant to its Commercial Mediation Procedures. The mediation shall take place in Prosper, Texas, unless otherwise agreed by the parties in writing, and shall be concluded within thirty (30) days of the mediator’s appointment, unless extended by mutual agreement of the parties.

Article 7.
COVENANTS

Section 7.1. Conduct of Business Before the Closing Date. Buyer shall not take any action prior to the Closing Date that would cause any of the representations and warranties made by it pursuant to Article 5 not to remain true and correct. Stockholder shall not, and shall not cause the Companies to, take any action prior to the Closing Date that would cause any of the representations and warranties made pursuant to Article 3 or Article 4 not to remain true and correct.

Section 7.2. Consents and Approvals. Buyer, Stockholder, and the Companies shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Authorities, and of all other Persons, required to be obtained by such party to effect the transactions contemplated by the Transaction Documents.

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Section 7.3. RESERVED

Section 7.4. Change of Law Period. The parties covenant and agree that, during the period from the Closing Date until the three (3) year anniversary of the Closing Date, (such period, the “Change of Law Period”), if any change to the state laws within the United States of America or the laws within Canada makes it unlawful for a Company to continue to conduct its business in the ordinary course of business by selling cannabis products in substantially the same capacity as the Companies were conducting business as of Closing (each, a “Change of Law Event”), then Buyer shall promptly give notice thereof to the Stockholder, and such notice shall include financial statements or other reasonable documentation supporting the calculation of the affected Company’s net income (“Change of Law Notice”). Immediately following delivery of a Change of Law Notice, Buyer’s obligations to continue to make payments against the outstanding balance of the Note and any payments due under the License Agreement shall be suspended, and the time periods to make such payments tolled, until it is no longer unlawful for the Companies to conduct business in substantially the same manner as the Companies are conducting business as of the Closing Date. If such Change of Law Event is determined to be permanent or indefinite, then the outstanding principal balance of the Note shall be reduced by an amount equal to the initial principal amount under the Note multiplied by the percentage set forth for the affected jurisdiction in Schedule A. For purposes of this Agreement, a Change of Law Event shall be deemed “permanent or indefinite” if: (a) the relevant legal prohibition or material restriction has been in effect for at least 180 consecutive days without meaningful legislative or regulatory progress toward repeal, modification, or clarification that would permit the resumption of the affected business activities, or (b) the parties mutually agree in writing that the relevant jurisdiction will remain closed to the affected business activities for the foreseeable future. Reductions under this Section 7.4 shall be calculated on a jurisdiction-by-jurisdiction basis, and multiple reductions may apply if more than one jurisdiction is affected. Nothing contained herein will delay or diminish any right or obligation either party may have under the License Agreement. During the Change of Law Period, except: (i) as expressly required or permitted by this Agreement; or (ii) as required by applicable Law, Buyer and each Company shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course and in accordance with, in all material respects, all applicable Laws, with the exception of the Controlled Substances Act, 21 U.S.C. § 801 et seq., as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana, and Buyer and each Company shall use commercially reasonable efforts to maintain and preserve their and their Subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which Buyer, each Company or any of their respective Subsidiaries has material business relations.

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Article 8.
TAXES

Section 8.1. Transfer Taxes. The Stockholder shall be responsible for (and shall indemnify and hold harmless Buyer and the other Buyer Indemnified Parties against) one-hundred percent (100%) of any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing authority in connection with the Closing transactions contemplated by this Agreement (collectively, “Closing Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable law.

Section 8.2. Prorations. All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Business for Taxable Periods ending after, the Closing Date, shall be paid by Buyer. The parties agree that income and expenses shall be allocated using the “closing of the books method” provided for in Treas. Reg. 1.1362-3. With respect to Taxes described in this Section 8.2. , the Stockholder shall timely file all Tax Returns for each Company due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing authority payment for Taxes which are subject to proration under this Section 8.2. and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

Section 8.3. Cooperation on Tax Matters. Buyer, on the one hand, and the Stockholder, on the other hand, shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

Article 9.
CONDITIONS PRECEDENT TO PERFORMANCE
BY THE COMPANIES AND THE STOCKHOLDER

The obligation of each Company and the Stockholder to effect the Closing is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by each Company or the Stockholder in their sole discretion:

Section 9.1. Representations and Warranties of Buyer. The representations and warranties made by Buyer in Article 5 of this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties made by Buyer in Article 5 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and the Stockholder and each Company shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of Buyer. No information or knowledge of Stockholder, nor the results of any due diligence or investigation by Stockholder of Buyer, shall affect, waive, modify, limit or diminish: (i) any representation or warranty of Buyer contained in this Agreement or any Transaction Document; or (ii) the Stockholder’s rights to rely upon such representations and warranties of Buyer.

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Section 9.2. Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Stockholder and each Company shall have received a certificate dated as of the Closing Date and signed by a duly authorized representative of Buyer to that effect.

Section 9.3. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date.

Section 9.4. No Material Adverse Effect. During the period from the date hereof to and including the Closing Date, there shall not have been a Material Adverse Effect with respect to Buyer, and the Stockholder and each Company shall have received a certificate to that effect dated as of the Closing Date and signed by a duly authorized representative of Buyer.

Section 9.5. Buyer Closing Deliverables. Buyer shall have delivered to the Stockholder on or prior to the Closing Date:

(a) the Note in the amount of the Purchase Price, as contemplated by Section 2.2. , duly executed by Buyer;

(b) resolutions of the Board of Directors of Buyer, certified by the Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby;

(c) a certificate of the Secretary of Buyer, as to the incumbency of the officers executing this Agreement, and the genuineness of their signatures;

(d) a good standing certificate, dated as of a date not more than five (5) Business Days prior to the Closing Date, as to Buyer’s good standing and status in its jurisdiction of organization; and

(e) copies of all consents of any Authority or other Person, in each case required in connection with the transactions contemplated by this Agreement.

Section 9.6. Regulatory Matters. Buyer shall be responsible for any and all required marijuana filings required on behalf of Buyer for the transactions contemplated herein. Stockholder will reasonably cooperate and provide any documentation required to be submitted by the former owner as part of any such process. Should any Authority disapprove of any part of this Agreement, the parties hereto agree to work together in good faith to amend this Agreement in a manner that would allow it to meet regulatory approval.

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Section 9.7. Amendments. Upon promulgation of any new applicable Laws or amendments to applicable Laws which pose or may pose a significant regulatory or other legal risk to either party, or if it is determined by an authority that has jurisdiction over the Buyer that a term or provision contained herein is noncompliant with an existing applicable Law, the parties hereto will negotiate in good faith and will amend this Agreement to the least extent possible while still satisfying applicable Law.

Article 10.
CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to effect the Closing is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

Section 10.1. Representations and Warranties of each Company and the Stockholder. The representations and warranties made by each Company and the Stockholder in Article 3 and Article 4 of this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties made by each Company and the Stockholder in Article 3 and Article 4 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and Buyer shall have received a certificate to that effect dated as of the Closing Date and signed by an officer of each Company and the Stockholder. No information or knowledge of Buyer, nor the results of any due diligence or investigation by Buyer of each Company and the Stockholder, shall affect, waive, modify, limit or diminish: (i) any representation or warranty of a Company contained in this Agreement or any Transaction Document; or (ii) Buyer’s rights to rely upon such representations and warranties of a Company and the Stockholder.

Section 10.2. Performance of the Obligations of each Company. Each Company shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer shall have received from each Company a certificate dated as of the Closing Date and signed by a duly authorized representative of each Company and the Stockholder to that effect.

Section 10.3. Consents and Approvals. At or prior to the Closing, the Stockholder shall deliver to Buyer the written consents, in form and substance reasonably acceptable to Buyer, required on Schedule 3.6, which consents shall be in full force and effect on the Closing Date.

Section 10.4. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Authority which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date.

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Section 10.5. No Material Adverse Effect. During the period from the date hereof to and including the Closing Date, there shall not have been a Material Adverse Effect with respect to each Company, and Buyer shall have received a certificate to that effect dated as of the Closing Date and signed by a duly authorized representative of each Company.

Section 10.6. Closing Date Lien Release Letters. Each Company shall have delivered to Buyer the Closing Date Lien Release Letters, and such Closing Date Lien Release Letters shall be reasonably satisfactory in form and substance to Buyer and shall be in full force and effect on the Closing Date.

Section 10.7. Resignations and Appointments.

(a) Each director and officer of the Companies shall have resigned as directors of each Company effective as of the Closing Date.

(b) Each Company shall provide resolutions of its board of directors appointing such parties to the Company’s board of directors to fill the vacancies created by the resignation of the officers and directors of each Company.

Section 10.8. Diligence. Buyer’s due diligence investigation of each Company shall have been completed to Buyer’s sole satisfaction.

Section 10.9. Each Company’s and Stockholder’s Closing Deliverables. Each Company and the Stockholder shall have delivered to Buyer on or prior to the Closing Date:

(a) a good standing certificate, dated as of a date not more than five (5) Business Days prior to the Closing Date, as to each Company’s good standing and status in its jurisdiction of organization;

(b) a copy of the resolutions duly adopted by the board of directors and Stockholder of each Company, certified by the Secretary or Assistant Secretary of each Company, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, as in effect as of the Closing Date;

(c) a certificate of the Secretary of each Company as to the incumbency of the officers executing this Agreement and the other Transaction Documents to which it is a party, and the genuineness of their signatures;

(d) a certificate of a duly appointed Officer of the Stockholder containing a brief statement of the nature of the Stockholder’s affiliation with each Company and a certified statement by the Stockholder that the Stockholder has no reasonable grounds to believe a Company is in violation of any applicable securities Laws;

(e) the License Agreement, duly executed by Jones Soda Co. (USA) Inc. and each Company;

(f) the Note, duly executed by the Stockholder;

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(g) the Records forming a part of each Company’s assets;an affidavit, stating, under penalty of perjury, the each United States taxpayer identification number and that a Company is not a foreign person, pursuant to Section 1445(b)(2) of the Code;

(h) a properly completed and executed IRS Form W-9 for the Stockholder;

(i) fully executed copies of the agreements set forth on Schedule 10.9(k);

(j) an Amendment to that certain Intellectual Property License Agreement, dated January 1, 2023, between Jones Soda Co., and Compcanna Inc. assigning the contract from Jones Soda Co. to the Companies and/or its subsidiaries; and

(k) such other certificates, resolutions, instruments, documents and agreements relating to the transactions contemplated by the Transaction Documents as Buyer reasonably requests.

Article 11.
TERMINATION

Section 11.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing Date:

(a) by mutual agreement of each of the Stockholder, each Company, and Buyer;

(b) by Buyer if a Company or the Stockholder has breached any representation, warranty, covenant or agreement contained in this Agreement, such that the conditions set forth in Section 10.1. or Section 10.2. , as the case may be, would not be satisfied as of any date following the date hereof; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 11.1. (b) if any such breach has been cured within ten (10) Business Days after written notice by Buyer to a Company and the Stockholder informing a Company and the Stockholder of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided further, that Buyer may not terminate this Agreement pursuant to this Section 11.1. (b) if Buyer is then in material breach of the terms of this Agreement;

(c) by a Company and the Stockholder if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, such that the conditions set forth in Section 9.1. or Section 9.2. , as the case may be, would not be satisfied as of any date following the date hereof; provided, however, that each Company and the Stockholder may not terminate this Agreement pursuant to this Section 11.1. (c) if any such breach has been cured within ten (10) Business Days after written notice by a Company and the Stockholder to Buyer informing Buyer of such breach, it being understood and agreed that no cure period shall be required for a breach which by its nature cannot be cured; provided further, that a Company and the Stockholder may not terminate this Agreement pursuant to this Section 11.1. (c) if it is then in material breach of the terms of this Agreement;

(d) by the Stockholder, each Company, or Buyer, if (i) there shall be a final, non-appealable order of a foreign, federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Authority which would make consummation of the transactions contemplated hereby illegal;

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(e) by Buyer, if the Closing shall not have occurred on or before December 31, 2025 (the “Outside Date”); provided, however, that termination of this Agreement pursuant to this Section 11.1. (e) shall not be available to Buyer if Buyer shall have failed to fulfill any material obligation imposed upon Buyer under this Agreement, which failure has been both willful and the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date; and

(f) by a Company, if the Closing shall not have occurred on or before the Outside Date; provided, however, that termination of this Agreement pursuant to this Section 11.1. (f) shall not be available to a Company if a Company or the Stockholder shall have failed to fulfill any material obligation imposed upon a Company under this Agreement, which failure has been both willful and the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.

Section 11.2. Break-Up Fee. If this Agreement is terminated by either party if the other party shall have failed to fulfill any material obligation imposed upon such party under this Agreement, which failure has been both willful and the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date, the party which has failed to fulfill any material obligation imposed upon a such party shall pay to the other party the amount of $200,000:

Section 11.3. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1. hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, stockholders or Affiliates, except (a) to the extent that such termination results from the material and willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, it being understood and agreed that no termination of this Agreement pursuant to this Article 11 shall relieve any party of liability for a material and willful breach of any provision of this Agreement occurring before such termination, (b) the terms set forth in this Section 11.2 and in Article 12 shall survive any such termination of this Agreement and (c) the parties shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and to enforce specifically any provision of this Agreement.

Article 12.
INDEMNIFICATION

Section 12.1. Survival; Related Matters. There shall be no time limitation on any claim brought for the breach of any Fundamental Representation, and the Sellers hereby waive all applicable statutory limitation periods with respect thereto. All of the non-Fundamental Representations of each Company and the Stockholder contained in this Agreement or in any certificate delivered by each Company or the Stockholder pursuant hereto shall survive the Closing and remain in full force and effect until the eighteen (18) month anniversary of the Closing Date (the “Expiration Date”), at which time such non-Fundamental representations and warranties shall fully expire and terminate except for fraud provided that such survival for fraud shall be specific to each incident and shall otherwise vitiate the Expiration Date, and provided further that the representations and warranties set out in Section 3.9. (Tax Matters) shall survive until the expiration of the statute of limitations applicable thereto. All of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by Buyer hereto shall survive the Closing and remain in full force and effect until the Expiration Date, at which time all such representations and warranties shall fully expire and terminate. All covenants and agreements contained in this Agreement which are to be performed post-Closing will survive the Closing in accordance with their terms. Any claim pending on the expiration date of the survival period for which an applicable written notice has been given in accordance with this Article 12 on or before such expiration date may continue to be asserted and indemnified against until finally resolved.

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Section 12.2. Indemnification of Buyer. Subject to the terms and conditions of this Article 12, from and after the Closing Date, the Stockholder shall indemnify, defend and hold Buyer or any Affiliate of Buyer and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all losses, Liabilities, damages, expenses, including reasonable attorneys’ fees, deficiencies, interest, penalties, impositions, assessments or fines (collectively, “Losses”) that any such Buyer Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the enforcement by such Buyer Indemnified Party against a Company or the Stockholder of its indemnification rights under this Section 12.2. ;

(b) the breach of any of the representations and warranties of a Company and the Stockholder contained in Article 3 and Article 4 or, if delivered, in the certificate of a Company delivered to Buyer pursuant to Section 7 or Section 10;

(c) the breach of any covenant, undertaking, agreement or other obligation of a Company set forth in this Agreement or, if delivered, in the certificate of a Company delivered to Buyer pursuant to Section 10.2.;

(d) any prorations under Section 8.2. , any Closing Transfer Taxes or any Taxes (including any penalties associated therewith) related to any sale taxes related to any services provided to a Company’s customers prior to the Closing Date; or

(e) the matters set forth on Schedule 12.2(e).

Section 12.3. Indemnification of the Stockholder. Subject to the terms and conditions of this Article 12, from and after the Closing Date, Buyer shall indemnify, defend and hold the Stockholder, and its successors and permitted assigns (collectively, the “Stockholder Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”), harmless from and against and any all Losses that any such Stockholder Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the enforcement by such Stockholder Indemnified Party against Buyer of its indemnification rights under this Section 12.3;

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(b) the breach of any of the representations and warranties of Buyer contained in Article 5 or, if delivered, in the certificate of Buyer delivered to a Company and the Stockholder pursuant to Section 7 or Section 9;

(c) the breach of any covenant, undertaking, agreement or other obligation of Buyer set forth in this Agreement or, if delivered, in the certificate of Buyer delivered to a Company and the Stockholder pursuant to Section 9; or

(d) any prorations under Section 8.2, or any Taxes (including any penalties associated therewith) related to any sale taxes related to any services provided to any of a Company’s customers upon and after the Closing Date.

Section 12.4. Claim Procedures.

(a) Submitting Direct Claims. Any Indemnified Party seeking indemnification for Losses pursuant to this Article 12 (other than those arising out of Third-Party Claims) shall deliver a certificate (an “Indemnification Claim Certificate”) to the Person obligated to provide such indemnification (i) stating that such Indemnified Party has actually sustained, suffered or incurred Losses and (ii) specifying in reasonable detail the individual Losses included in the amount so stated, the date(s) such Losses were actually sustained, suffered or incurred (if determinable, and if not, then a statement to that effect), and the nature of the breach of representation and warranty, breach of covenant or other matter, as the case may be, to which such Losses relate or from which such Losses arose. The party receiving an Indemnification Claim Certificate (the “Indemnifying Party”) may object to such claim by written notice to the Indemnified Party specifying the basis for the Indemnifying Party’s objection, within thirty (30) calendar days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim for indemnification. No Indemnified Party shall be entitled to indemnification with respect to Losses based on Section 12.2. (b) or Section 12.3. (b), as the case may be, if the Indemnification Claim Certificate with respect thereto is not duly delivered to the Indemnifying Party prior to the termination of the survival period with respect to the breach upon which such claim is based as set forth in Section 12.1. .

(b) Acknowledgment of Claims. In the event that the Indemnifying Party shall fail to object to a claim for indemnification set forth in an Indemnification Claim Certificate delivered to it pursuant to Section 12.4. (a) hereof, the Indemnifying Party shall be deemed to have acknowledged its responsibility and obligation to indemnify for the Losses specified in such Indemnification Claim Certificate and shall promptly pay to the applicable Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of Losses specified therein.

(c) Objection to Claims. In the event that the Indemnifying Party shall, within thirty (30) calendar days following receipt of an Indemnification Claim Certificate, object (by written notice thereof delivered to the Indemnified Party) to any claim(s) set forth in such Indemnification Claim Certificate, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim(s) within a period not to exceed thirty (30) calendar days from the date such written objection is delivered to the Indemnified Party. In the event the Indemnifying Party and the Indemnified Party cannot negotiate a written resolution to such disputed claim(s) during such thirty (30) calendar-day negotiation period, the parties may seek any remedies that may otherwise be available to them under this Agreement or otherwise.

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(d) Third-Party Claims.

(i) Promptly after receipt by the Indemnified Party of notice of, or otherwise acquiring knowledge of the assertion of, any third party claim in respect of which the Indemnified Party reasonably believes it is reasonably likely to be entitled to indemnification from the Indemnifying Party under this Article 12 (“Third-Party Claims”), the Indemnified Party shall promptly give notice thereof in writing to the Indemnifying Party, specifying in reasonable detail the information then available regarding the amount and nature of Losses with respect thereto; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability hereunder with respect to such Third-Party Claim, except to the extent, and only to the extent, that such failure has actually and materially prejudiced the Indemnifying Party.

(ii) The Indemnifying Party shall have the right to assume the defense of any such Third-Party Claim (with counsel of the Indemnifying Party’s choice, approved by the Indemnified Party, which approval shall not be unreasonably withheld) and the Indemnified Party may, at its election and expense, participate in (but not control) the defense of such Third-Party Claim. If the Indemnifying Party does not so assume the defense in a timely manner, (A) the Indemnified Party may assume and control the defense of such Third-Party Claim, in a reasonable manner, and (B) the Indemnifying Party may participate in (but not control) the defense of such action, at its election and expense. The Indemnified Party and its Affiliates shall cooperate in good faith with respect to the defense or handling of such Third-Party Claims. If the Third-Party Claim is, in fact, a Third-Party Claim to which the Indemnified Party is entitled to be indemnified against under this Article 12, the Indemnifying Party shall pay all costs incident to the defense of such Third-Party Claim, including attorneys’ fees, litigation and appeal expenses, settlement payments and amounts paid in satisfaction of judgments (provided, however, that such costs and amounts are reasonable to the extent not incurred directly by the Indemnifying Party). If the Third-Party Claim is, in fact, not a Third-Party Claim to which the Indemnified Party is entitled to be indemnified against under this Article 12, the Indemnified Party shall reimburse the Indemnifying Party for all costs incident to the defense of such Third-Party Claim, including attorneys’ fees, litigation and appeal expenses, settlement payments and amounts paid in satisfaction of judgments, to the extent the Indemnifying Party paid or advanced the same (provided, however, that such costs and amounts are reasonable to the extent not incurred directly by the Indemnified Party). Any payments required of any Indemnifying Party or Indemnified Party hereunder shall be made promptly following receipt of written demand therefor, accompanied by documentation reasonably substantiating the costs and amounts therein claimed.

(iii) If the Indemnifying Party undertakes the defense of any such Third-Party Claim or otherwise acknowledges its obligation to indemnify any of the Indemnified Parties hereunder with respect thereto, the Indemnified Party and its Affiliates are not entitled to (and shall not) settle or release any such Third-Party Claims without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

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(e) In no event may the Indemnifying Party’s indemnification obligations in this Section 12.4. be construed as requiring the Indemnifying Party to indemnify any Indemnified Party for any Losses to the extent resulting from the negligence or willful misconduct of the Indemnified Party or any of its Affiliates.

(f) The Indemnified Party and its Affiliates shall use commercially reasonable efforts to mitigate any Losses that they may suffer to the extent the Indemnifying Party has an obligation to indemnify them under this Section 12.4. from and against such Losses.

Section 12.5. Limitations; Recourse. Notwithstanding anything herein to the contrary:

(a) (i) the aggregate liability of the Stockholder for any and all claims for indemnification under Section 12.2. (b) shall not exceed the Purchase Price (the “Cap”) and (ii) the Stockholder shall not be liable under Section 12.2. (b) unless and until the aggregate of all such Losses exceed $10,000 (the “Tipping Basket”), at which point the Stockholder shall be liable for all Losses relating back to the first dollar;

(b) (i) the aggregate liability of Buyer for any and all claims for indemnification under Section 12.3. (b) shall not exceed the Cap and (ii) Buyer shall not be liable under Section 12.3. (b) unless and until the aggregate of all such Losses exceed the Tipping Basket, at which point Buyer shall be liable for all Losses relating back to the first dollar; and

(c) Notwithstanding Section 12.5. (a) and (b), such limitations shall not apply to any Losses associated with any breach of the representations set forth in Section 3.9. hereof (Taxes) or in respect of any Taxes (and penalties associated therewith) relating to sale taxes in connection with services provided to a Company’s customers and provided, further, that any breach of the Section 3.21. or Section 5.6. shall be excluded from the calculation of the Tipping Basket.

Section 12.6. Exclusive Remedy. The right of the parties hereto to demand and receive indemnification pursuant to this Article 12 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the transactions contemplated hereby, other than claims arising out of fraud or willful breach of this Agreement.

Section 12.7. Offset. Notwithstanding anything to the contrary herein, Buyer may elect from time to time following the Closing Date, to be exercised by written notice delivered to Stockholder, to offset (a) all damages arising from or in connection with the Licensed Products, any key manufacturing agreement entered into by the Companies which is terminated without replacement on substantially similar terms within ninety (90) days of the Closing Date, and/or (b) all or any portion of any payment(s) which are due and owing under this Agreement or any Transaction Documents by Stockholder to Buyer or any other Buyer Indemnitee, including without limitation, any Losses to which such Buyer Indemnitee may be entitled under this Section 12.7, against an equivalent amount of any payment then owing to Stockholder, including without limitation, pursuant to any Transaction Document; provided, however, that (i) Buyer shall provide written notice to the Stockholder specifying the event giving rise to the offset described in this Section 12.7 and a reasonable description of the Losses or damages incurred, and (ii) Stockholder shall have fifteen (15) days to dispute the offset claim in good faith. If no dispute is raised within such period, the offset shall be deemed accepted. If a dispute is raised, the parties shall work in good faith to resolve the matter, failing which either party may seek resolution pursuant to the provisions hereof.

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Section 12.8. Tax Treatment of Indemnity Payments. Buyer and the Stockholder agree to treat any indemnity payment made pursuant to this Article 12 as an adjustment to the purchase price paid hereunder for all Tax purposes.

Article 13.
MISCELLANEOUS.

Section 13.1. Successors and Assigns; No Third-Party Beneficiaries. Neither this Agreement, the Transaction Documents nor the rights and obligations hereunder or thereunder may be assigned, subcontracted or otherwise delegated or transferred by either party without the prior written consent of the other party. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns (and in the case of indemnities, for the benefit of all persons indemnified). Nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person that is not a party hereto any rights, claims or remedies under or by reason of this Agreement or the other Transaction Documents, except for parties expressly entitled to the protection of any indemnification provision of this Agreement.

Section 13.2. Governing Law. This Agreement shall be governed under the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

Section 13.3. Choice of Venue. Each of the parties hereto irrevocably submits to the jurisdiction of the state and federal courts located in the State of Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court located in the State of Texas and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.4. Arbitration. Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in the State of Texas in accordance with the Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 13.5. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

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Section 13.6. Severability. If any provision of this Agreement shall become illegal, invalid, unenforceable or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or against public policy, then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect. In lieu of each provision that becomes or is held to be illegal, invalid, unenforceable or against public policy, there shall be automatically added to this Agreement a provision as similar in substance to the objectionable provision as may be possible and still be legal, valid, enforceable and in compliance with public policy.

Section 13.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (c) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to a Company:	Mary Jones Holdings, Inc.
c/o MJ Reg Disruptors, LLC
1951 Thackery Lane
Prosper, TX 75078

Attention: Gabriel Carimi
Email: GabeC@jonessoda.com

With a copy to:	Foley & Lardner LLP
2021 McKinney Avenue, Suite 1600
Dallas, TX 75201

Attention: Christopher J. Babcock
Austin L. Poynter
Email: cbabcock@foley.com
apoynter@foley.com

If to Buyer:	MJ Reg Disruptors, LLC
1951 Thackery Lane
Prosper, TX 75078

Attention: Gabriel Carimi
Email: GabeC@jonessoda.com

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With a copy to:	Foley & Lardner LLP
2021 McKinney Avenue, Suite 1600
Dallas, TX 75201

Attention: Christopher J. Babcock
Austin L. Poynter
Email: cbabcock@foley.com
apoynter@foley.com

If to the Stockholder:	Jones Soda Co.
1522 Western Avenue, Ste. 24150
Seattle, Washington 98101

Attention: Scott Harvey
Email: scotth@jonessoda.com

With a copy to:	D.A. Eddy, PLLC
648 Northeast Third Avenue
Fort Lauderdale, FL 33304

Attention: David Eddy
Email: deddy@eddy.law

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 13.8. Amendments; Waivers. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

Section 13.9. Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents contains the sole and entire agreements between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous discussions, understanding, negotiations, and agreements (whether written or oral) among the parties or between any of them with respect to the subject matter of this Agreement and the other Transaction Documents.

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Section 13.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 13.12. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVER ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUR OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW OR EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13.13. CERTAIN LEGAL MATTERS UNDER FEDERAL CANNABIS LAWS. THE CULTIVATION, PRODUCTION AND DISTRIBUTION OF CANNABIS (EXCEPT HEMP) IS ILLEGAL UNDER FEDERAL LAW. NO PARTY WILL ARGUE THAT THIS AGREEMENT IS INVALID FOR PUBLIC POLICY REASONS AND/OR BASED ON ITS VIOLATION OF FEDERAL CANNABIS LAWS. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO PRESENT ANY DEFENSE RELATED TO THE FEDERAL ILLEGALITY OF MARIJUANA AND AGREES THAT SUCH DEFENSE SHALL NOT BE ASSERTED, AND WILL NOT APPLY, IN ANY DISPUTE OR CLAIM ARISING OUT OF THIS AGREEMENT.

{signature page to follow}

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

MJ REG DISRUPTORS, LLC

By:	/s/ Gabriel Carimi
Name:	Gabriel Carimi
Title:	Manager

COMPANIES:

MARY JONES HOLDINGS, INC.

By:	/s/ Brian Meadows
Name:	Brian Meadows
Title:	CFO

MARY JONES BEVERAGE (CANADA), INC.

By:	/s/ Brian Meadows
Name:	Brian Meadows
Title:	CFO

STOCKHOLDER:

JONES SODA CO.

By:	/s/ Scott Harvey
Name:	Scott Harvey
Title:	CEO

[Signature Page to Stock Purchase Agreement]

SCHEDULE A

Change of Law Percentages

State	Percentage
Missouri	10%
Washington	15%
California	5%
Oregon	10%
Michigan	15%
Canada	45%

EXHIBIT A

Form of Note

(Attached.)

EXHIBIT B

Form of License Agreement

(Attached)